SCHEDULE 14A
                        SCHEDULE 14A INFORMATION
     Proxy Statement Pursuant to Section 14(a) of the Securities
                        Exchange Act of 1934


Filed by the Registrant [X]
Filed by the Party other than the Registrant []
Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

............................................................
    The Interpublic Group of Companies, Inc.
............................................................
    (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
    14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange
    Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-
    6(i)(4) and 0-11.
    1)   Title of each class of securities to which transaction
         applies:
    .........................................................
    2)   Aggregate number of securities to which transaction
         applies:
    .........................................................
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. Set forth the amount on which the filing fee is calculated and state how it was determined:
    .........................................................
    4)   Proposed maximum aggregate value of transaction:
    .........................................................
    .........................................................
    5)   Total fee paid:
    .........................................................
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
PAGE

    1) Amount Previously Paid: ..........
    2) Form, Schedule or Registration Statement No.: .........
    3) Filing Party: ...............
    4) Date Filed: ..........

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                  PRELIMINARY PROXY MATERIALS






              THE INTERPUBLIC GROUP OF COMPANIES, INC.
                    1271 Avenue of the Americas
                     New York, New York  10020





                             March 30, 1995


Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of The Interpublic Group of Companies, Inc., to be held at 11:00 A.M. Eastern Time, on Tuesday, May 16, 1995. The meeting will be held in the Auditorium of the Equitable Center, 787 Seventh Avenue, New York, New York.

    The business to be considered is described in the attached notice of the meeting and Proxy Statement.

    In addition to these matters, there will be a report on the affairs of the Company, an opportunity for questions and comments by stockholders and a showing of selected commercials recently produced by the Company's subsidiaries.

    We hope you will be able to attend.

                             Sincerely,




                             Philip H. Geier, Jr.
                             Chairman of the Board, President
                             and Chief Executive Officer

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                    PRELIMINARY PROXY MATERIALS


              THE INTERPUBLIC GROUP OF COMPANIES, INC.
                    1271 Avenue of the Americas
                     New York, New York  10020
                     _________________________

                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                   To be Held May 16, 1995


    The Annual Meeting of Stockholders of The Interpublic Group of Companies, Inc. (the "Company") will be held in the Auditorium of the Equitable Center, 787 Seventh Avenue, New York, New York, on Tuesday, May 16, 1995, at 11:00 A.M., Eastern Time, for the following purposes:

    1.   To elect 8 directors;

    2. To consider and act upon a proposal to increase the number of authorized shares of Common Stock, $.10 par value, of the Company to one hundred fifty million shares;

    3. To consider and act upon a proposal to adopt the Employee Stock Purchase Plan (1995) of the Company;

    4. To consider and act upon a proposal to amend the Management Incentive Compensation Plan of the Company;

    5. To consider and act upon a proposal to confirm the appointment of Price Waterhouse LLP ("Price
         Waterhouse"), as independent accountants of the Company for the year 1995; and

    6. To transact such other business as may properly come before the meeting and any adjournment thereof.

    The close of business on March 21, 1995, has been designated as the record date for the determination of stockholders entitled to notice of and to vote at this meeting and any adjournment thereof.

                             By Order of the Board of Directors,


                             Christopher Rudge
                             Secretary

Dated: March 30, 1995
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         Whether or not you plan to attend the meeting in person, please fill in, sign, date and promptly return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. The proxy is revocable, so that you may still vote your shares in person if you attend the meeting and wish to do so.







































                                    -2-
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                     PRELIMINARY PROXY MATERIALS


                 THE INTERPUBLIC GROUP OF COMPANIES, INC.
                            -----------
                          PROXY STATEMENT
                            -----------
                              GENERAL


INTRODUCTION

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Management") of The Interpublic Group of Companies, Inc. ("Interpublic" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders, which will be held in the Auditorium of The Equitable Center, 787 Seventh Avenue, New York, New York, at 11:00 A.M., Eastern Time, on Tuesday, May 16, 1995.

    The address of the Company's principal executive office is 1271 Avenue of the Americas, New York, NY 10020. This Proxy Statement, the enclosed form of proxy and the Company's Annual Report to Stockholders are first being sent to stockholders on or about March 30, 1995.

    Any proxy given in response to this solicitation may be revoked at any time before it has been exercised. The giving of the proxy will not affect your right to vote in person if you attend the meeting. If you do not attend the Annual Meeting, or if you attend but do not vote in person, the shares represented by your proxy will be voted in accordance with your specification with respect to the matters set forth in items (1) through (5) and in the discretion of the person voting your proxy with respect to any other matter arising and voted upon at the meeting. Any proxy duly executed that omits such specification will be voted FOR the election of Management's nominees for director, FOR the increase in the authorized Common Stock to 150 million shares, FOR the adoption of the Employee Stock Purchase Plan (1995), FOR the amendment of the Management Incentive Compensation Plan and FOR the confirmation of Price Waterhouse LLP ("Price Waterhouse") as independent accountants.
Stockholders have no appraisal rights with respect to the matters being acted upon.


OUTSTANDING SHARES

    The record date for this Annual Meeting is March 21, 1995.
The outstanding capital stock of the Company at the close of business on February 28, 1995, consisted of 77,829,936 shares of PAGE

Common Stock. Each share of Common Stock is entitled to one vote on all matters to be acted upon at the meeting. Set forth below is information as to direct and indirect "beneficial ownership" (as that term is defined in rules of the Securities and Exchange Commission relating to solicitation of proxies) of Common Stock of the Company as of December 31, 1994 by persons who on the basis of data available to the Company had such beneficial ownership of more than 5% of the Common Stock of the Company.

                                   Amount
                                   and Nature of   Percent
Name and Address                   Beneficial      of
of Beneficial Owner                Ownership <F1>  Class

The Capital Group Companies, Inc.  9,859,100 <F2>   12.76%
and subsidiaries
333 South Hope Street
Los Angeles, CA  90071


<F1> The Securities and Exchange Commission rules deem a person to be the beneficial owner of a security (for purposes of the proxy statement disclosure) if that person has or shares voting or investment power or both with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership thereof within 60 days -- for example, through the exercise of a stock option. Under these standards more than one person may be the beneficial owner of a security.

<F2> Information was obtained from Schedule 13G filed with the
     Securities and Exchange Commission by The Capital Group Companies, Inc. ("Capital") on or about February 8, 1995.
     It is reported by Capital that neither Capital nor any of its affiliates owns shares of Interpublic. Capital has sole dispositive power over 9,859,100 shares of Interpublic, and sole voting power with respect to 4,762,650 of those shares. Accounts under discretionary management of the following investment management companies owned by Capital hold shares of Interpublic in the following amounts: Capital Guardian Trust Company and related entities - 5,452,290 shares; Capital International Limited - 204,300 shares; Capital International, Inc. - 6,780 shares; Capital International, S.A., and other operating subsidiaries - 354,230 shares and Capital Research and Management Company - 3,841,500 shares. Capital Research and Management Company manages a number of mutual funds, including Capital Income Builder, Inc. and Capital World Growth & Income Fund, Inc., both on which Frank Stanton, a director of the Company, serves as a director.
PAGE

     The following table gives the direct and indirect
"beneficial ownership" of Common Stock of the Company as of February 28, 1995 of each incumbent director, of each nominee for election as a director, of each executive officer named in the Summary Compensation Table below, and of all directors and executive officers of the Company as a group:

                               Common          Options
Name of                         Stock         Exercisable
Beneficial Owner              Ownership      Within 60 Days

Eugene P. Beard                178,027          179,710
Frank J. Borelli                  --               --
Lynne V. Cheney                    605             --
Philip H. Geier, Jr.           501,443          394,358
Robert L. James                247,428          115,308
Frank B. Lowe                  335,442           54,000
Leif H. Olsen                      400             --
Kenneth L. Robbins             186,242           85,912
J. Phillip Samper                1,400             --
Joseph J. Sisco                  1,600             --
Frank Stanton                    3,200             --
Jacqueline G. Wexler             3,582             --
All directors and
 executive officers
 as a group                  1,584,672        1,020,760


Notes:
<F3> Stock ownership includes restricted stock awarded under the
     1986 Stock Incentive Plan. Common Stock ownership in column one, together with options exercisable within 60 days in column two, constitute the entire direct and indirect beneficial ownership of Common Stock of each of the named persons and the group.

<F4> No person or group named in the foregoing table has
     beneficial ownership of more than 1% of the outstanding Common Stock except that Mr. Geier owns 1.1451% of the outstanding Common Stock and the directors and executive officers as a group own 3.3042%.

<F5> In all cases, the beneficial ownership shown is direct, except that beneficial ownership by the following persons includes indirect ownership held through trusts as follows:
     Mr. James - 36,094 shares and Mr. Lowe - 2,436 shares. In each case, beneficial ownership of these shares is disclaimed.

PAGE

VOTING

     Election of directors shall be decided by a plurality of the votes cast by the holders of shares of Common Stock present in person or by proxy at the meeting and entitled to vote. Approval of the proposal described in Item 2 will require the affirmative vote of the majority of all outstanding shares of Common Stock. Approval of the proposals described in Items 3, 4 and 5 will require the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. The Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each tabulated separately and are counted toward the quorum. Abstentions are counted in tabulating votes cast on proposals presented to stockholders, whereas broker non-votes are not counted in tabulating votes cast.


   STOCKHOLDERS' PROPOSALS TO BE PRESENTED AT 1996 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders scheduled to be held on May 14, 1996, must be received by the Company by December 1, 1995, in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.


                1. ELECTION OF DIRECTORS

     The nominees of the Management for election as directors of the Company at the Annual Meeting, will hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualify or until their earlier death, resignation or removal. Certain information concerning each nominee, is provided below. All of the nominees are presently serving as directors of the Company, except for Mr. Borelli. The Management believes that all of the nominees will be available and able to serve as directors. However, if for any reason any of these persons should not be available or able to serve, proxies will be voted for the remainder of those nominated and, unless the size of the Board of Directors is reduced, for such substituted nominees as shall be designated by the Management. Robert L. James, who has been a director of Interpublic for many years, has retired from McCann-Erickson Worldwide as of December 31, 1994. Kenneth L. Robbins, a director of Interpublic since 1991, will retire from Lintas Worldwide in July, 1995. In accordance with Company policy, neither Mr. James nor Mr. Robbins will be standing for re-election as a director. Additionally, Mr. Stanton and Ms. Wexler will not be standing for re-elect as directors. After many years of distinguished service, each of them is retiring from the Board of Directors.

PAGE

     The following information with respect to the principal occupation or employment, recent employment history, age and directorships in public and certain other companies at February 28, 1995, has been furnished or confirmed to the Company by the respective nominees.

     McCann-Erickson Worldwide, Lintas Worldwide and The Lowe
Group, which are referred to herein, are worldwide advertising agency systems owned by Interpublic.

     EUGENE P. BEARD, Executive Vice President-Finance and Operations and Chief Financial Officer of the Company since 1985, has been a director of Interpublic since 1982. He is a director of National Westminster Bancorp Inc., 59 Wall Street Fund, Inc., All American Communications, Inc. and Micrografx, Inc. Age 59.

Chairman of the Finance Committee.  Member of the Executive
Committee.


     FRANK J. BORELLI, has been Senior Vice President and Chief Financial Officer of Marsh & McLennan Companies, Inc. since 1984. He is a director of Marsh & McLennan Companies, Inc., Mid Ocean Reinsurance Company Ltd. and United Water Resources, Inc. Mr. Borelli is treasurer and a director of the Financial Executives Institute and is also a trustee of the New York City Chapter of the National Multiple Sclerosis Society and the Nyack Hospital. Age 59.


     LYNNE V. CHENEY, Distinguished Fellow, American Enterprise Institute since 1993, has been a director of Interpublic since 1994. Prior thereto, from 1986 to 1993, Mrs. Cheney was Chairman of the National Endowment for the Humanities. She is a director of Reader's Digest Association, Lockheed Corporation and IDS Mutual Fund Group. Age 53.

Member of the Compensation Committee.


     PHILIP H. GEIER, JR., Chairman of the Board, President and Chief Executive Officer of the Company, has been a director of Interpublic since 1975. Mr. Geier was elected Chairman and Chief Executive Officer of the Company in 1980 and President in 1985. Mr. Geier is a director of Fiduciary Trust Company International and Woolworth Corporation. Age 60.

Chairman of the Executive Committee. Member of the Finance and Nominating Committees.


PAGE

     FRANK B. LOWE, Chairman of The Lowe Group, has been a director of Interpublic since 1990. Mr. Lowe has served as Chairman of The Lowe Group since its founding in 1981. Age 53.


     LEIF H. OLSEN, President of Leif H. Olsen Investments, Inc., economic consultants and financial managers, has been a director of Interpublic since 1972. Mr. Olsen was Senior Vice President and Economist of First National City Bank (now Citibank, N.A.) until 1978, when he became Chairman of the Economic Policy Committee of Citibank N.A., a post he held until 1985. He is a trustee of Atlantic Mutual Insurance Company and a director of its affiliate Centennial Insurance Company. Age 69.

Chairman of the Audit Committee. Member of the Compensation and Finance Committees.


     J. PHILLIP SAMPER, former President of Sun Microsystems Computer Corporation (1994-1995), has been a director of Interpublic since 1990. Mr. Samper was Vice Chairman and Executive Officer of the Eastman Kodak Company from 1986 to 1989 and a member of the Board of Directors from 1983 to 1989. He was President and Chief Executive Officer of Kinder-Care Learning Centers from 1990 to 1991. Mr. Samper is a director of Armstrong World Industries, Inc. and Sylvan Learning Systems, Inc. Age 60.

Member of the Compensation, Audit and Nominating Committees.


     JOSEPH J. SISCO, Partner, Sisco Associates, international management consultants based in Washington D.C., has been a director of Interpublic since 1979. Dr. Sisco served as President and subsequently as Chancellor of The American University from 1976 to 1981. Prior thereto, he had been with the United States State Department for more than 25 years. His last position there was Under Secretary of State for Political Affairs. Dr. Sisco is a director of Braun A.G., Raytheon Company and Tenneco Inc. Age 75.

Chairman of the Nominating Committee.  Member of the Audit,
Compensation, Executive and Finance Committees.


PAGE

PRINCIPAL COMMITTEES OF THE BOARD OF DIRECTORS

     Executive Committee -- The Executive Committee is authorized to exercise all powers of the Board of Directors which under Delaware law and the By-Laws of the Company may properly be delegated to a committee while the Board of Directors is not in session, except certain powers that have been delegated to other committees of the Board of Directors. The Executive Committee held no meetings in 1994.

     Finance Committee -- The Finance Committee has concurrent jurisdiction with the Executive Committee over the management of the financial affairs of the Company while the Board of Directors is not in session. It also approves capital budgets, guarantees of obligations of subsidiaries and affiliates and certain capital transactions (including mergers and acquisitions), and is the committee which administers the Interpublic Retirement Account Plan. The Finance Committee held 13 meetings in 1994.

     Audit Committee -- The Audit Committee, whose members cannot be officers or employees of the Company, is responsible for the selection and retention of, subject to the approval of the Board of Directors, and the approval of the annual compensation of, the Company's independent accountants. The Audit Committee confers with the accountants and from time to time reports to the Board of Directors upon the scope of the auditing of the books and accounts of the Company. It also reviews and examines the procedures and methods employed in the Company's internal audit program. It reviews and submits to the Board of Directors, as soon as possible after the close of each fiscal year, the consolidated balance sheet of the Company and its subsidiaries and the related consolidated statements of income, of stockholders' equity and of cash flows. The Audit Committee held 2 meetings in 1994.

     Compensation Committee -- The Compensation Committee is responsible for approving the compensation paid by the Company or any of its subsidiaries to directors who are employees of the Company or of any such subsidiary. For these purposes, compensation is deemed to include: (1) salary, (2) deferred compensation, (3) bonuses and other extra compensation of all types, including awards under the Company's Management Incentive Compensation Plan and the 1986 Stock Incentive Plan, (4) insurance paid for by the Company or any of its subsidiaries other than group plans, (5) annuities and individual retirement

PAGE
arrangements, (6) stock options, (7) grants under the Long-Term Performance Incentive Plan and (8) Special Deferred Benefit Arrangements. It is the committee that administers the Long-Term Performance Incentive Plan, the Management Incentive Compensation Plan, the 1986 Stock Incentive Plan, the United Kingdom Stock Option Plan and the Employee Stock Purchase Plan (1985). The Compensation Committee held 7 meetings in 1994.

     Nominating Committee -- The Nominating Committee is responsible for recommending to the Board of Directors the persons to be recommended for election to the Board of Directors at the Annual Meeting of Stockholders or any special meeting of stockholders or to be selected by the Board of Directors to fill any vacancy or any additional position created by the Board of Directors. Stockholders who desire to recommend nominees may do so by writing to the Secretary of the Company at the Company's principal executive office set forth in the second paragraph on page 1 of this Proxy Statement. Any such recommendation should be submitted prior to December 31 of the year preceding the Annual Meeting of Stockholders in question, and the recommendation will be given consideration by the Nominating Committee. The Nominating Committee held 1 meeting in 1994.


ATTENDANCE AT BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     The Board of Directors of the Company held 7 meetings in 1994 and committees of the Board held a total of 23 meetings. Except for Mr. Lowe, each of the incumbent directors attended at least 75% of the meetings of the Board of Directors and committees of the Board on which the director served in 1994. Mr. Lowe attended fewer than 75% of the meetings of the Board of Directors.

DIRECTORS' FEES

     Each director who is not an employee of the Company or one of its subsidiaries received in 1994 an annual retainer of $22,000 for serving as a director, an annual retainer of $2,000 for each committee on which he or she served, a fee of $1,000 for each meeting of the Board attended, a fee of $750 for each committee meeting attended other than on a Board meeting day, and $400 for each committee meeting attended after the first Board or


PAGE
committee meeting on any day.  The Chairman of the Compensation
Committee received an additional $3,000 per year and the Chairman of each of the Audit and Nominating Committees received an additional $2,500.

     Effective June 1, 1994, an outside director with at least five years of service has been entitled to receive an annual retirement benefit under the Interpublic Outside Directors' Pension Plan. In general, the benefit becomes payable in the month following the month the director leaves the Board. The benefit will equal the amount of the annual retainer paid to the director in the year in which he or she ceased to serve as a director and will be paid for the same number of years as the director's years of service. In the event of the death of a director with a vested retirement benefit, the then present value of the director's unpaid retirement benefits will be paid to the surviving spouse or the estate of the director.

     On May 17, 1994, the stockholders of the Company approved the Interpublic Outside Directors' Stock Option Plan (the "Outside Directors' Option Plan"). Effective June 1, 1994, the Outside Directors' Option Plan provides for the issuance on the first Friday in June in each year to each outside director serving on that date of options to purchase shares of Common Stock having an aggregate fair market value of $30,000. The exercise price of each option is equal to the market price of the Common Stock on the date of grant. Such options become exercisable three years after the date of grant and expire ten years from the date of grant.

     An outside director may exercise his or her stock options for 90 days following cessation of service as a director except that an outside director who is eligible to receive a benefit under the Interpublic Outside Directors' Pension Plan may exercise his or her options for 5 years following the date of retirement from the Board of Directors, but in no event after the expiration of the ten-year option term.

     On June 3, 1994, Ms. Cheney, Mr. Olsen, Mr. Samper, Dr. Sisco, Mr. Stanton and Ms. Wexler, constituting all outside directors at that time, each received an award of stock options, covering 941 shares of Common Stock at an exercise price of $31.1250
PAGE

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth compensation from the Company and its subsidiaries paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company who were serving as executive officers on December 31, 1994 (the "named executive officers") for services rendered in all capacities for each of the three years ended on that date. Compensation is reported in respect of any year during which the person was an executive officer of the Company. As used in this Proxy Statement, the executive officers of the Company are deemed to include any director of the Company who currently serves as a chief executive officer of one of the Company's three agency systems, McCann-Erickson Worldwide, Lintas Worldwide and The Lowe Group. In addition to the named executive officers who are employed by Interpublic, the Company has designated as its other executive officers its Senior Vice President-Human Resources, its Senior Vice President, General Counsel and Secretary, its Senior Vice President-Financial Operations and its Vice President and Controller.

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                                         SUMMARY COMPENSATION TABLE
                                                      -------LONG TERM COMPENSATION-------
                 ------- ANNUAL COMPENSATION -------------        ------ AWARDS ---------    PAYOUTS

Name             Fiscal         Salary    Bonus       Other       Restricted Securities LTIP All
and Principal    Year                     Annual      Stock       Underlying Payouts
Other
Position                                              Compensation           Awards     Options        Compen-
                                                                                        sation
                                          <F6>        <F7>        <F8>       <F9><F10>     #      <F11>

Philip H. Geier, Jr.
  Chairman of the Board         1994      $965,000    $550,000    $  106,841 $   -0-        -0-   $   -0-   $  8,550
  of Directors, President,      1993       965,000     350,000       189,873  1,455,822     -0-      350,000       11,836
  and Chief Executive Officer   1992       965,000     722,500     1,071,000     -0-       97,200  1,174,998       11,889

Eugene P. Beard
  Executive Vice President      1994      $575,000    $400,000    $   47,485 $   -0-        -0-   $   -0-   $  8,549
  Finance and Operations,       1993       500,000     250,000       103,313    647,032     -0-      157,500       12,413
  Chief Financial Officer       1992       500,000     375,750       459,000     -0-       46,800    528,749       12,506
  and Director

Robert L. James
  Chairman of McCann-Erickson   1994      $700,000    $100,000    $  105,301 $   -0-        -0-   $   -0-   $  8,549
  Worldwide and Director        1993       635,000     275,000        81,346    404,389     -0-      258,750       12,081
  of Interpublic 1992   635,000  475,000     612,000      -0-        27,000     521,249   12,099

Frank B. Lowe
  Chairman of The Lowe Group    1994      $660,000    $375,000    $  101,685 $   -0-        -0-   $   -0-   $  8,082
  and Director of Interpublic   1993       560,000     250,000       224,087    323,516     -0-       -0-      8,935
                                1992       560,000       -0-         161,735     -0-       23,400     -0-     10,491

Kenneth L. Robbins
  Chairman of Lintas Worldwide  1994      $525,000    $  -0-      $   85,736 $   -0-        -0-   $   -0-   $  8,690
  and Director of Interpublic   1993       525,000       -0-          99,815    269,607     -0-       56,050       11,927
                 1992   481,250  240,000                  -0-        23,400     216,025   12,098

<F6>   The salaries of inside directors continuing to serve in the same position are reviewed every two years.
PAGE

<F7>   Bonus payments are made pursuant to the Management Incentive Compensation Plan.

<F8>   Other Annual Compensation for 1994 includes amounts paid in respect of spouse travel to Mr. James - $37,030, Mr. Lowe
       - $62,061 and Mr. Robbins - $28,033.

<F9>   The restricted stock grants in 1993 consist of shares issued under the Company's 1986 Stock Incentive Plan in exchange for phantom shares held under the Long-Term Performance Incentive Plan for the 1991-1994 performance period at 120% of their value on the date of the exchange pursuant to an arrangement approved by stockholders at the 1993
       Annual Meeting.

<F10>  The number and value (based on the closing price of the Common Stock) of shares of Restricted Stock held by the named executive officers under the 1986 Stock Incentive Plan (the "Plan") at December 31, 1994 are as follows: Mr. Geier -
       122,604 shares ($3,938,654); Mr. Beard - 30,162 shares ($968,954); Mr. James -  18,979 shares ($609,700); Mr. Lowe -
       210,436 shares ($6,760,257) and Mr. Robbins - 86,053 shares ($2,764,453).  This restricted stock was issued with at least a five-year vesting period, subject to the discretion of the Committee administering the Plan to release the restrictions not earlier than one year after the issue date.  Dividends on restricted stock are paid on the same basis as ordinary dividends on Common Stock.

<F11>  All Other Compensation for 1994 consists of the Company's matching contributions under the Interpublic Savings Plan and the Company's share of the cost of group term life insurance.  $1,800 was paid for premiums on group term life insurance for each of the named executive officers except Mr. Lowe for whom $1,152 was paid.  The following amounts were paid to the named executive officers as matching contributions under the Savings Plan: Mr. Geier - $6,750; Mr.
       Beard - $6,749; Mr. James - $6,749; Mr. Lowe -$6,930; and Mr. Robbins - $6,890.

PAGE

                         Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
______________________________________________________________________________________________________________________________

The following table gives the number and the year-end value of options held by the named executive officers and whether or not they are exercisable.  None of those officers were granted options in 1994.  With the exception of Mr. Geier, none of those officers acquired shares upon the exercise of options.

______________________________________________________________________________________________________________________________

                                                       Number of Shares Underlying              Value of Unexercised
                                                         Unexercised Options at                 In-The-Money Options
                                                          December 31, 1994      December 31, 1994 <F12>
                                                        ---------------------------    ----------------------

                      Shares Acquired
Name                  on Exercise (#)   Value Realized ($)      Exercisable
Unexercisable         Exercisable          Unexercisable


Philip H. Geier, Jr.    8,000        $121,775.00      151,358       340,200    $1,975,281 $2,633,513

Eugene P. Beard         None           0.00            71,710       154,800       943,661  1,179,675

Robert L. James         None           0.00            47,808        67,500       629,125    662,344

Frank B. Lowe           None           0.00              -0-         77,400         -0-      589,838

Kenneth L. Robbins      None           0.00            40,912        68,400       673,580    501,525



<F12>     Based on the closing price of the Company's Common Stock as reported in the New York Stock Exchange Composite
          Transactions on December 31, 1994.

PAGE

       EMPLOYMENT CONTRACTS, TERMINATION OF
             EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS



EMPLOYMENT AGREEMENTS

During 1994, each of the named executive officers had employment contracts with the Company providing for the annual compensation and termination dates set forth below:

                      Contract            Termination
Name                       Rate <F13>          Date <F14>

Philip H. Geier, Jr.  $965,000            June 30, 1996
Eugene P. Beard        575,000 <F15>      June 30, 1995
Robert L. James        700,000 <F16>      December 31, 1994
Frank B. Lowe               660,000            December 31, 1995
Kenneth L. Robbins          525,000            December 31, 1995



<F13>  Contract rates do not include compensation pursuant to
       Special Deferred Benefit Arrangements described below.

<F14>  Each employment contract described above is terminable by either party at any time upon twelve months' notice.

<F15>  Includes deferred amount of $475,000, as reflected in an amendment effective January 1, 1995, to Mr. Beard's
       Employment Agreement.

<F16>  Mr. James has retired from McCann-Erickson Worldwide as of December 31, 1994.

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SPECIAL DEFERRED BENEFIT ARRANGEMENTS

  Mr. Beard is a party to three agreements which provide that if he dies while he is employed by the Company amounts aggregating $194,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, he will be paid benefits for 15 years of $194,000 per year if he retires on or after his 60th birthday. The Company also has entered into an agreement with Mr. Beard which provides that if he dies while he is employed by the Company an amount of $230,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, he will be paid an annual benefit of $230,000 for 15 years if he retires on or after July 18, 1998. This benefit will be forfeited if Mr. Beard, without the consent of the Compensation Committee, were to leave the Company prior to July 18, 1998 for any reason except death or disability.

   Mr. Geier is a party to two agreements which provide that if he dies while he is employed by the Company amounts aggregating $160,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, he will be paid benefits for 15 years of $160,000 per year if he retires on or after his 60th birthday. The Company also has entered into an agreement with Mr. Geier which provides that if he dies while he is employed by the Company an amount of $255,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, he will be paid an annual benefit of $255,000 for 15 years if he retires on or after July 18, 1998. This benefit will be forfeited if Mr. Geier, without the consent of the Compensation Committee, were to leave the Company prior to July 18, 1998 for any reason except death or disability.

  Mr. James, who has retired as of December 31, 1994, is a party to an agreement which provides that he will be paid benefits for 15 years of $61,600 per year following his retirement.

  Mr. Lowe is a party to an agreement which provides that if he dies while he is employed by the Company $158,400 per year will be paid to his beneficiaries for 15 years following his death. If he retires on or after his 60th birthday, he will be paid a benefit of $158,400 per year for 15 years. If he retires, resigns or his employment is terminated on or after his 55th birthday but prior to his 60th birthday, he will be paid benefits ranging from $72,864 to $148,896 per year for 15 years based on the year his employment terminates. In the event Mr. Lowe's employment terminates prior to his 55th birthday, other than by reason of death, he will be paid in installments aggregating
PAGE

$72,000 for each year he has been employed by the Company from January 1, 1991.

  Mr. Robbins is a party to an agreement which provides that if he dies while he is employed by the Company $104,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, he will be paid benefits for 15 years ranging from $97,760 per year if he retires on or after March 31, 1995 to $104,000 per year if he retires on or after his 60th birthday. Mr. Robbins will retire effective July 1, 1995.

  A deferred compensation trust for the purpose of funding up to 35% of the gross retirement benefit obligations of the Company under these Special Deferred Benefit Arrangements and other deferred arrangements was established in 1990.


EXECUTIVE SEVERANCE AGREEMENTS

  Each of the named executive officers has an agreement with the Company pursuant to which (a) sums previously deferred pursuant to employment agreements, Special Deferred Benefit Agreements and the Management Incentive Compensation Plans of the Company and its subsidiaries would become payable within 30 days following a "Change of Control" of the Company (as defined in the agreements), if the individual had so elected prior to the Change of Control, and (b) a cash severance payment would become payable to such individual if, within two years after the Change of Control, his employment should be terminated by the Company (except for "Cause" as defined in the agreements) or the individual should resign for "Good Reason" (as defined in the agreements).

  The agreements entitle an individual to resign for Good
Reason if, without his consent, in any circumstance other than his disability, his office in the Company or the geographical area of his employment should be changed or his compensation should not continue to be paid and increased on the same basis as had been in effect prior to the Change of Control or the individual should determine in good faith that the Company had, without his consent, effected a significant change in his status within or the nature or scope of his duties or responsibilities with the Company and the Company failed to cure such situation within 30 days after written notice from the individual.

  The severance payment would be three times the individual's average annual compensation during the two calendar years ended prior to the date of the Change of Control, plus a partial annual PAGE bonus based on the prior year's bonus prorated for the elapsed portion of the year in which employment terminated. The average compensation used in calculating the severance payment would be the individual's taxable compensation plus any deferred compensation accrued during the two relevant years but would not include any deferred compensation earned in prior years but paid in those years and would not include any taxable compensation relating to any stock option or restricted stock plan of the Company.

  Each agreement includes a covenant by the individual providing that if the individual's employment terminates in circumstances entitling him to a severance payment, he will, for a period of 18 months following the termination of his employment, neither (a) solicit any employee of the Company or any of its subsidiaries to leave such employ to enter into the employ of the individual, or any person or entity with which the individual is associated, nor (b) solicit or handle, on his own behalf or on behalf of any person or entity with which he is associated, the advertising, public relations, sales promotion or market research business of any advertiser which was a client of the Company or any of its subsidiaries on the date the individual's employment terminates.

  The agreements give the individuals who are parties thereto an option to limit payment under the agreements to such sum as would avoid subjecting the individual to the excise tax imposed by Section 4999 of the Internal Revenue Code.


GENERAL

  Since the beginning of 1994, repurchases by the Company of shares of Common Stock under its publicly-announced stock repurchase program have included shares offered to the Company by several of its executive officers as follows: Mr. James--112,725 shares, Mr. Beard--40,907 shares and Mr. Rudge, Senior Vice President and General Counsel--6,000 shares. In each case, the shares were purchased at the then current market price of the Common Stock.

  Robert L. James, former Chairman of McCann-Erickson
Worldwide and a director of the Company, retired at the end of 1994. The Compensation Committee, exercising discretion conferred by the 1986 Stock Incentive Plan, authorized the release in January 1995 of restrictions on transfer of 18,979 shares of Common Stock awarded previously to Mr. James under the 1986 Stock Incentive Plan. In lieu of an award of restricted stock which he would otherwise have been granted had he not been PAGE retiring, he received a cash payment in January 1995 of $981,746. In addition, the Compensation Committee, exercising discretion conferred by the Company's Long-Term Performance Incentive Plan authorized Mr. James to retain 50% of his award for the 1993-1996 Performance Period based on the two years that he was employed during the performance period. The amount of his award, if any, will be determinable at the conclusion of the performance period.


RETIREMENT PLAN

  As of January 1, 1992, the Company adopted, subject to Internal Revenue Service approval, the Interpublic Retirement Account Plan to provide benefits under a "cash balance formula" to employees of Interpublic and most of its domestic subsidiaries having at least five years of service. Each year a participant's account balance is credited with an amount equal to a percentage of the participant's annual compensation plus interest credits. The percentage of annual compensation varies based on the sum of the participant's age and years of service from 1.5% for participants with a sum less than 40 years to 5% for participants with a sum of 80 or more years. Interest credits are based on the 1-year Treasury Bill Rate plus 1 percentage point, compounded quarterly, and are guaranteed at a minimum rate of 8% for 1992 and 1993 and 5% thereafter. Employees who qualify for retirement may receive their benefits as early as the first day of the month that follows retirement. For employees who do not qualify for retirement, benefits may be withdrawn in a single lump sum or in annuity form as of the first day of January following the first anniversary of termination of employment.

  Prior to January 1, 1992, employees employed by the Company and most of its domestic subsidiaries who had attained the age of 21 and had at least five years of service were entitled to receive a monthly benefit upon retirement pursuant to a defined benefit pension formula. Until July 31, 1987, the monthly benefit was computed as a percentage of average monthly compensation during the five consecutive calendar years with highest compensation with certain exclusions. The percentage of average monthly compensation used to calculate the monthly benefit was determined by multiplying the number of years of accredited service (which is defined in the Plan as the period of participation in the Plan) by 1.3%. Beginning July 31, 1987 the method of calculating the pension benefit was changed to a career average formula based on annual compensation. The percentage of annual compensation used to calculate the benefit was 1% of each year's compensation up to $15,000 plus 1.3% of any compensation in excess of that amount.
PAGE

  Participants under the defined benefit pension formula on December 31, 1991, had their normal retirement benefit converted on an actuarial basis into an "opening cash balance" as of January 1, 1992. This opening cash balance was incorporated into the participant's cash balance benefit under the Interpublic Retirement Account Plan and became eligible for interest credits and withdrawal on the same terms that apply to other amounts accrued under the cash balance formula. In addition, participants continued to accrue benefits pursuant to the career average formula and became eligible to receive upon retirement the higher of (1) the participant's benefit under the cash balance formula or (2) the participant's accrued retirement benefit under the career average formula as of December 31, 1991, plus any accrual after that date calculated pursuant to the career average formula. Employees joining the Company after December 31, 1991 are eligible to accrue benefits only under the cash balance formula.

  With certain minor exceptions, "compensation" under the career average formula as well as the cash balance formula includes all compensation subject to Federal income tax withholding, including deferred compensation paid during the year and non-cash items on which withholding is required, such as shares of restricted stock as to which restrictions have terminated. Compensation also includes contributions made to the Savings Plan on a pre-tax basis pursuant to Section 401(k) of the Internal Revenue Code. Annual compensation for pension accruals since December 31, 1988 has been limited by Federal tax law. In 1993, the applicable limit was $235,840. Effective January 1, 1994 the limit is $150,000, plus cost-of-living adjustments.

  Benefits under the cash balance formula and the career average formula are not reduced by social security payments or by payments from other sources. Joint and survivor and guaranteed minimum payment options, with reduced pensions, are available upon retirement subject to certain limitations. All benefits are funded through a trust.

  The estimated annual retirement benefit that each of the named executive officers would receive at normal retirement age, payable as a straight life annuity, is given as follows: Mr.
Beard - $113,854; Mr. Geier - $120,000; Mr. James - $120,000; Mr.
Lowe - $30,716 and Mr. Robbins - $92,633. The current ERISA limit for annual retirement benefits is $118,800. Alternatively, each of the named executive officers could take the benefit as a lump sum estimated as follows: Mr. Beard - $1,038,018; Mr. Geier
- - $1,094,052; Mr. James - $1,094,052; Mr. Lowe - $280,042 and Mr.
Robbins - $844,548.  Mr. James elected to take his
PAGE
benefit as a lump sum payment of $872,726 when he retired at the age of 58. This amount is less than what he would have received had he retired at age 65.

Section 16 Reports

  During 1994, all directors and executive officers of the Company filed on a timely basis stock ownership reports on Form 3, Form 4 and Form 5 in accordance with the regulations promulgated by the Securities and Exchange Commission. However, the reports on Form 5 for 1994, filed in February, 1995, of Ms. Lynne Cheney and Mr. Alan Forster (Vice President and Treasurer) were inadvertently filed one day late with the Securities and Exchange Commission.

   REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS


Compensation Policies for Executive Officers

  The objective of the Company's compensation program is to provide key executives with short and long-term compensation which will enhance shareholder value by motivating executives, increasing retention and rewarding outstanding individual and Company performance.

  Compensation begins with a base salary intended to reflect responsibilities. To the base salary is added incentive compensation opportunities pursuant to one or more of the following three shareholder approved plans:

  	  Management Incentive Compensation Plan (MICP), which is an annual bonus plan based on profits for the last completed fiscal year. Individual awards are typically paid in cash but may be paid in stock.

  	  Long-Term Performance Incentive Plan (LTPIP), which provides for biennial awards of performance units each having a four-year term. These provide for cash incentives based on the long-term profits of the division or entity of the Company for which the executive is responsible.

  	  1986 Stock Incentive Plan, which provides for the issuance of stock options and restricted stock. These instruments gain in value over time based on the increase in value of Interpublic Common Stock. They are forfeited in the absence of action by the Committee if an executive leaves the Company during the restriction period.

  The determination of the amount and form of executive compensation, including incentive compensation paid to each executive officer of the Company, is made by the Committee based on a discretionary evaluation, after taking into account a range of factors that may include:

         i. The financial results of the Company and the anticipated developments in the advertising industry.

         ii.       The total compensation level for the
                   particular executive based on salary, bonus and incentive compensation.

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         iii.      The accumulated value of incentive
                   compensation previously provided such as stock options, restricted stock or performance units.

         iv. The current and future financial and tax impact on the Company and on the executive of benefits under the Company's compensation plans.

         v.        The particular achievements of the executive.

         vi. The talents and unique qualities of the executive, and the value of his or her accumulated experience with the Company as those factors are relevant to the future management of the Company.

     There is no pre-determined weight assigned to any of the above factors; however compensation decisions by the Committee are greatly influenced by the annual financial performance of the Company.

     The Committee consists of six experienced outside directors who have no direct or indirect business relationship with the Company. Four of the six members of the Compensation Committee have served and continue to serve on a number of other corporate boards in a similar capacity. All members have extensive knowledge of compensation practices in the private business sector generally.

     The Committee's overall knowledge and experience of executive compensation practices provides the basis for making the subjective evaluations which in part determine the salaries paid and the performance awards to the executive officers.

1994 Compensation of Executive Officers

     Mr. Beard, Mr. James and Mr. Lowe each received a salary increase, effective January 1, 1994 in accordance with the Company's review policies. Other executive officers also received salary increases in 1994 in accordance with the Company's review policies. Salary increases are based upon personal performance and overall Company financial results. Such increases generally are not given more frequently than once every two years.

PAGE

     The Interpublic Management Incentive Compensation Plan
(MICP) is a shareholder approved plan which provides for the payment of annual bonuses to officers and key employees of the Company and its subsidiaries. Such awards are paid from an annual bonus pool that may not exceed 5% of the amount by which consolidated pre-tax income on a worldwide basis (as defined in the Plan) exceeds 15% of the average equity capital of the Company in the immediately preceding calendar year. For the year 1994 total MICP payments to executive officers were slightly higher than last year as a result of the Company satisfying and exceeding its annual business plan and objectives including achievement of targeted revenue, profit and net income margins, before the effect of an accounting change to adopt FAS 112 and before a charge for restructuring. Individual 1994 MICP awards for executive officers were determined by the application of discretionary evaluation factors referred to under the heading of "Compensation Policies for Executive Officers" in this Report.

     In 1994, no awards were granted under the LTPIP to executive officers. Awards under LTPIP are normally granted biennially during odd numbered years. There were no grants of stock options or restricted stock to any of the executive officers named in the Summary Compensation Table. A total of 18,000 shares of restricted stock, however, were awarded to four other executive officers during the year in recognition of individual achievements.

Tax Law Changes

     In 1993, the tax laws were amended to limit the deduction a publicly-held company is allowed for compensation paid in 1994 and thereafter to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. The Committee will continue to consider ways to maximize the deductibility of executive compensation, including the utilization of performance base plans (as reflected in the proposed amendment to the MICP which is being presented to the stockholders for approval at the Annual Meeting), while retaining the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

PAGE

Compensation of Chief Executive Officer

     For 1994, Mr. Geier received a salary of $965,000, unchanged from 1993. Mr. Geier received an MICP award for 1994 of $550,000, compared with a MICP Award of $350,000 for 1993. The Committee has concluded that the level of Mr. Geier's 1994 combined salary and bonus was appropriate in light of the Company's 1994 financial results. In determining his bonus, the Committee took into account a number of factors including, an increase of 11.8% in net income, an increase of 11.5% in earnings per share and an increase of 11.1% in gross income, in each case, before the effect of foreign currency exchange, before the effect of an accounting change to adopt FAS 112 and before a charge for restructuring. Mr. Geier did not receive any grants of stock options, restricted stock or LTPIP during 1994.

     In addition to the previously described six factors that are considered by the Committee in determining compensation, another highly significant performance measurement used in determining Mr. Geier's 1994 compensation, was the Company's total cumulative shareholder return which surpassed that of its peer group as shown in the Performance Graph below. As discussed above, the Committee in awarding Mr. Geier his bonus took into account an increase from last year in earnings per share, resulting in the Company's achievement of earnings per share of $1.87, before the effect of an accounting change to adopt FAS 112 and before a charge for restructuring.

                             Frank Stanton, Chairman
                             Leif H. Olsen
                             J. Phillip Samper
                             Joseph J. Sisco
                             Jacqueline G. Wexler
                             Lynne V. Cheney
PAGE

              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN <F17> THE INTERPUBLIC GROUP OF COMPANIES, INC. COMMON STOCK,
                   THE S&P 500 AND PEER GROUP INDEX <F18>



The table below contains the data points used in the Performance Graph which appears in the printed proxy statement.

- ----------------------------------------------------------------------
               1989      1990      1991      1992      1993      1994

Interpublic 100.00    109.74    182.75    225.96    210.75    215.21

S & P 500   100.00     96.89    126.28    135.88    149.52    151.55

Peer Group  100.00     70.62    102.79    127.98    139.75    151.24

______________________________________________________________________

<F17>  Assumes $100 is invested on December 31, 1989, and that all dividends are reinvested.

<F18>  The Peer Group Index includes Interpublic and in addition consists of Cordiant plc (formerly Saatchi & Saatchi plc), Omnicom, True North Communications Inc. (formerly Foote Cone & Belding), Grey Advertising and WPP Group. Total shareholder return is weighted according to market capitalization at the beginning of each annual period.


PAGE

     2. PROPOSAL TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

    On March ___, 1995, the Company's Board of Directors adopted a resolution proposing that Article 4 of the Company's Restated Certificate of Incorporation be amended to increase the number of authorized shares of Common Stock, $.10 par value, from 100,000,000 to 150,000,000 shares. In addition to the 77,829,936 shares of Common Stock outstanding at February 28, 1995, a total of 15,571,591 shares were reserved for issuance pursuant to various employee benefit plans. A total of 3,002,130 shares are reserved for issuance upon the conversion of subordinated convertible debentures.

Purposes of Increase

    The Board of Directors believes that it is in the best interests of the Company and its stockholders to make additional shares available for issuance from time to time in order to promote flexibility in meeting such corporate purposes and needs as may be determined by the Board of Directors to be proper. Such purposes and needs may include the issuance of Common Stock in connection with stock splits or dividends, an increase in capital through one or more offerings of Common Stock or the acquisition of other companies or properties. The authorized shares of the Company's Common Stock in excess of the shares currently issued or reserved will be available for issuance at such times as the Board of Directors deems advisable without further action of the Company's stockholders, except as required by law or the rules of any stock exchange on which the Company's securities are listed.

    Stockholders will not have preemptive rights to purchase any of the shares of Common Stock authorized upon approval of this proposal.

    Under the laws of Delaware, the jurisdiction of the Company's incorporation, the affirmative vote of the majority of all outstanding shares of Common Stock is necessary for the adoption of the proposed amendment to the Restated Certificate of Incorporation.

    The Board of Directors recommends a vote FOR this Proposal.

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       3. ADOPTION OF EMPLOYEE STOCK PURCHASE PLAN (1995)

    At the 1985 Annual Meeting, the stockholders approved the adoption of the Employee Stock Purchase Plan (1985) of the Company (the "1985 Plan"). Under the 1985 Plan, Common Stock of the Company has been offered to employees of the Company and its subsidiaries, including officers and those directors who were employees of the Company, at a 15% discount from market price and was sold without commission. Subject to stockholder approval, the Company's Board of Directors on March ___, 1995 approved the establishment of an Employee Stock Purchase Plan (1995) (the "1995 Plan") to replace the 1985 Plan which by its terms will expire on June 30, 1995.

Description of the 1995 Plan

    The following description of the 1995 Plan is qualified in its entirety by reference to the text thereof set forth in Appendix A.

    The Company will make ten offerings of stock under the 1995 Plan. The aggregate number of shares to be issued in connection with those offerings will be 6,000,000 shares. Each offering will be twelve months in duration. An eligible employee may participate in an offering by authorizing payroll deductions of up to 10% of compensation during the offering period. As was the case under the 1985 Plan, participants in the 1995 Plan will be offered Common Stock of the Company at a 15% discount from market price without commission. Employees participating in the 1995 Plan will not receive stock certificates unless they so elect. Instead, the Company's transfer agent will maintain a book-entry system, evidencing the number of shares of Common Stock purchased by each participant under the 1995 Plan and the purchase price per share.

    All employees of the Company and certain of its subsidiaries will be eligible to participate in the 1995 Plan in accordance with such rules as may be prescribed from time to time by the Committee administering the 1995 Plan, which rules shall neither permit nor deny participation in the 1995 Plan contrary to the requirements of the Internal Revenue Code and regulations promulgated thereunder. No employee is entitled to purchase shares under the 1995 Plan if, after giving effect to a purchase right, the employee owns or is entitled to acquire 5% or more of the total combined voting power or value of all classes of stock of the Company and its subsidiaries. No employee is permitted to PAGE accrue the right to purchase stock under the 1995 Plan or any other stock purchase plan of the Company or its subsidiaries at a rate exceeding $25,000 of fair market value in any calendar year. Management estimates that approximately 5,440 employees of the Company and its subsidiaries, including five directors who are employees of the Company or its subsidiaries and other officers of the Company, are eligible to participate in the 1995 Plan. The benefits to be received from the 1995 Plan will depend on the extent to which employees elect to participate and, therefore, are not determinable.

Federal Income Tax Consequences

    The 1995 Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. The purchase of stock by an employee under the 1995 Plan will not result in taxable income to the employee. If the employee sells the stock within two years after the date of the offering or within one year after the date of purchase, the amount included in the employee's gross income as ordinary income in the year of the sale is equal to 15% of the value of stock on the date of purchase. If the employee sells the stock more than two years after the date of offering and more than one year after the date of purchase, the amount included in the employee's gross income as ordinary income in the year of the sale is equal to the lesser of (a) the excess of the amount realized on the sale over the purchase price or (b) 15% of the value of the stock on the date of the offering. The amount treated as ordinary income is added to the purchase price of the stock and becomes the employee's tax basis for the stock. If the stock is sold more than 12 months after the stock was purchased, the capital gain (or loss) realized will be a long-term capital gain (or loss).
In general, the Company is not entitled to deduct the amount recognized by the employee as ordinary income unless the employee disposes of the stock before the expiration of two years from the date of the offering or one year from the date of purchase.

    The affirmative vote of the majority of the shares of Common
Stock present in person or by proxy and entitled to vote at the Annual Meeting is required to approve this proposal.

    The Board of Directors recommends a vote FOR this Proposal.


    4. AMENDMENT OF MANAGEMENT INCENTIVE COMPENSATION PLAN

    The Management Incentive Compensation Plan ("MICP") was approved by the stockholders at the 1970 Annual Meeting.
Amendments to the MICP were approved by the stockholders in 1975 and 1985.
PAGE

Proposed Amendments to MICP

    In 1993, the Federal tax laws were amended to limit the deduction a publicly-held company is allowed for compensation paid to its chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, under Section 162(m) of the Internal Revenue Code, amounts paid in excess of $1 million dollars to a covered executive cannot be deducted, unless such amounts are paid under a performance-based plan or agreement pursuant to pre-established, objective performance goals. Two amendments to the MICP are being submitted to a vote of stockholders to conform the terms of the MICP to the requirements of Section 162(m). One of the amendments would designate the levels of or growth in revenue, operating margin and operating profit as the business criteria on which the performance goals for awards granted under the MICP could be based. The other amendment would limit to $1,500,000 the amount of any award granted annually to any participant in the MICP. A third amendment is being submitted to a vote of stockholders to specify the number of shares of Common stock issuable under the MICP.

Description of the MICP

    The text of the MICP, with proposed amendments set forth in italics, is annexed hereto as Appendix B. The following description is qualified in its entirety by reference to such text.

    The purpose of the MICP is to promote the success of the Company and its subsidiaries operating in the United States by contributing to the ability of the Company to attract and retain key employees and to enhance the efforts of key employees toward improvements in corporate profitability.

    The Compensation Committee administers the MICP. The Committee is responsible for determining the form and timing of incentive awards. In its discretion, the Committee may make any awards wholly in cash, wholly in shares of the Common Stock of the Company or in any combination of cash and Common Stock. The MICP provides for the issuance of up to 600,000 shares of Common Stock.

    The Committee may, in any instance, direct that 75% of an individual's award be paid on a deferred basis, subject to such terms and conditions as the Committee may prescribe.
PAGE

    Officers and key employees of the Company and its subsidiaries operating in the United States, including directors who also are employees, in executive, managerial and other important positions are eligible for selection to receive incentive awards under the MICP. Management estimates that approximately 1,000 employees of the Company and its subsidiaries are eligible to participate in the MICP. Under the provisions of the MICP, eligibility is determined in the sole discretion of the Committee after receiving recommendations from the chief executive officer of the Company. Additionally, no award will be made unless the award is approved by the Committee in its sole discretion.

    The annual funds available for MICP awards may not exceed 5% of the amount by which the consolidated income (before income taxes and before provision of incentive compensation payments under the MICP) of the Company and its subsidiaries on a worldwide basis exceeds 15% of the average equity capital of the Company in the calendar year immediately preceding the year with respect to which the awards are made (the "MICP Fund"). For purposes of this limitation, any Common Stock awarded is valued by using the average closing price of shares of Common Stock of the Company on The New York Stock Exchange on the last ten trading days of the calendar month preceding the month in which such shares are awarded.

    Under the MICP, executive officers of the Company who are named in the Summary Compensation Table and who are not employed by one of the Company's operating companies will be entitled to receive a maximum award that is equal to a specified percentage of the MICP Fund established by resolution of the Compensation Committee at the beginning of the year. Those executive officers who are named in the Summary Compensation Table and who are employed by the Company's operating subsidiaries may receive a maximum award, paid from the MICP Fund, that is equal to a percentage of the funds available in a pool established for each operating company. The size of the operating company pool will be determined based on the extent to which the operating company achieves performance targets as established by resolution of the Compensation Committee at the beginning of the year. As the MICP is proposed to be amended, such performance targets will be based on business criteria consisting of one or a combination of the levels of or growth in revenue, operating margin and operating profit. In each case, the maximum awards to be made to the executive officers named in the Summary Compensation Table are subject to the exercise by the Compensation Committee of discretion to reduce the award otherwise payable based on other qualitative and quantitative factors. All other participants in the MICP will be entitled to PAGE receive awards based on such performance criteria as the Compensation Committee shall establish. In no event may any participant in the MICP receive an award exceeding $1,500,000 in any year.

New Plan Benefits

    In 1995, the maximum incentive MICP award opportunities for Mr. Geier and Mr. Beard will be based on a specified percentage of the MICP Fund and the maximum incentive MICP award opportunity for Mr. Lowe will be based on a specified percentage of the pool established for The Lowe Group. If these arrangements had been in place in 1994, the maximum incentive award opportunities for Messrs. Geier, Beard and Lowe would have been $1,292,000, $1,034,000 and $417,000, respectively, in each case subject to reduction by the Compensation Committee in its discretion.

    The affirmative vote of the majority of the shares of Common
Stock present in person or by proxy and entitled to vote at the Annual Meeting is required to approved this proposal.

    The Board of Directors recommends a vote FOR this Proposal.


          5. APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    Price Waterhouse have been appointed and are acting as independent accountants of the Company for the year 1995. This firm has reviewed the Company's financial statements since 1952. Price Waterhouse has advised the Company that they are independent accountants with respect to the Company and its subsidiaries within the meaning of the rules and regulations of the Securities and Exchange Commission.

    A representative of Price Waterhouse is expected to be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions.

    If a majority of the shares of Common Stock present in person or by proxy and entitled to vote do not confirm the appointment of Price Waterhouse, the Board of Directors of the Company will take such vote into consideration and take action consistent to the extent practicable with the stockholders' vote and the Company's need for the services of independent accountants for the balance of the year 1995.

    The Board of Directors recommends a vote FOR confirmation of this appointment.

PAGE

                 SOLICITATION OF PROXIES

    The solicitation of proxies is made on behalf of the Management of the Company. Solicitation of proxies will be primarily by mail. In addition, proxies may be solicited in person or by telephone or telefax or other means by officers, directors and employees of the Company, for which they will receive no additional compensation. Banks, brokers and others holding stock in their names or in the names of nominees will be reimbursed for out-of-pocket expenses incurred in sending proxies and proxy material to the beneficial owners of such shares. The cost of solicitation will be borne by the Company. D.F. King & Co., New York, N.Y., has been retained to assist the Management in the distribution of proxy materials to, and the solicitation of proxies from, brokers and other institutional holders at a fee of $7,500 plus reasonable out-of-pocket expenses.

    The Management is not aware of any other matters which may be brought before the meeting. If other matters not now known come before the meeting, the persons named in the accompanying form of proxy or their substitutes will vote such proxy in accordance with their best judgement.

                           By Order of the Board of Directors,



                           Christopher Rudge
                           Secretary


March 30, 1995

                                                    APPENDIX A

                 THE INTERPUBLIC GROUP OF COMPANIES

                 EMPLOYEE STOCK PURCHASE PLAN (1995)


    The purpose of this Plan is to provide employees a continued opportunity to purchase IPG stock through annual offerings to be made during the ten-year period commencing July 1, 1995.
6,000,000 shares in the aggregate are reserved for this purpose.

    1. ADMINISTRATION: The Plan will be administered by a Committee appointed by the Board of Directors, consisting of at least three of its members.

    The Committee will have authority to make rules and regulations for the administration of the Plan; its interpretations and decisions with regard thereto shall be final and conclusive.

    2. ELIGIBILITY: All employees of the Corporation and any subsidiaries designated by the Committee will be eligible to participate in the Plan, in accordance with such rules as may be prescribed from time to time, which rules, however, shall neither permit nor deny participation in the Plan contrary to the requirements of the Internal Revenue Code (including, but not limited to, Section 423(b)(3), (4) and (8) thereof) and regulations promulgated thereunder. No employee may be granted an option if such employee, immediately after the option is granted, owns 5% or more of the total combined voting power or value of all classes of stock of the Corporation or its subsidiaries. For purposes of the preceding sentence, the rules of Section 424(d) of the Internal Revenue Code shall apply in determining the stock ownership of an individual, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

    3. OFFERINGS: The Corporation will make one or more annual offerings to employees to purchase stock under this Plan. The terms and conditions for each such offering shall specify the amount of stock that may be purchased thereunder. Each offering shall include a Purchase Period of 12 months' duration during which (or during such portion thereof as an employee may elect to participate) the amounts received as compensation by an employee shall constitute the measure of such of the employee's participation in the offering as is based on compensation.


PAGE

    4. PARTICIPATION: An employee eligible on the effective date of any offering may participate in such offering at any time by completing and forwarding a Payroll Deduction Authorization form to his appropriate payroll location. The form will authorize a regular payroll deduction from the employee's compensation, and must specify the date on which such deduction is to commence, which may not be retroactive.

    5. DEDUCTIONS: The Corporation will maintain payroll deduction accounts for all participating employees. With respect to any offering made under this Plan, an employee may authorize a payroll deduction of up to a maximum of 10% of the compensation he receives during the Purchase Period specified in the offering (or during such portion thereof as he may elect to participate).

    No employee may be granted an option which permits his rights to purchase stock under this Plan, or any other stock purchase plan of the Corporation or its subsidiaries, to accrue (within the meaning of Section 423(b)(8) of the Internal Revenue Code and the regulations thereunder) at a rate which exceeds $25,000 of fair market value of stock (determined at the date of the offering) for each calendar year in which the option is outstanding at any time.

    6. DEDUCTION CHANGES: An employee may at any time increase or decrease his payroll deduction by filing a new Payroll
Deduction Authorization form. The change may not become effective sooner than the next pay period after receipt of the form. A payroll deduction may be increased only once and reduced only once during any Purchase Period.

    7. WITHDRAWAL OF FUNDS: An employee may at any time and for any reason permanently draw out the balance accumulated in his account, and thereby withdraw from participation in an offering. He may thereafter begin participation again only once during the remainder of the Purchase Period specified in the offering. Partial withdrawals will not be permitted.

    8. PURCHASE OF SHARES: Each employee participating in any offering under this Plan will be granted an option, upon the effective date of such offering, for as many full shares of IPG stock as he may elect to purchase with the following amounts:

       (a) up to 10% of compensation received during the specified Purchase Period (or during such portion thereof as he may elect to participate), to be paid by payroll deductions during such period;

       (b) the balance (if any) carried forward from his payroll deduction account for the preceding Purchase Period pursuant to the final paragraph of this Section 8; and

PAGE

       (c) the balance (if any) carried forward from his payroll deduction account for the final Purchase Period
    (ending June 30, 1995) under The Interpublic Group of
    Companies Employee Stock Purchase Plan (1985).

    Notwithstanding the preceding sentence, in no event may the number of shares purchased by any employee under an offering exceed 3,600 shares.

    The purchase price for each share purchased under any offering will be 85% of the average market price on the last business day of the month as of the end of which the purchase is made.

    As of the last day of each month during any offering, the account of each participating employee shall be totaled and the purchase price determined. When a participating employee shall have sufficient funds in his account to purchase one or more full shares as of that date, the employee shall be deemed to have exercised his option to purchase such share or shares at such price; his account shall be charged for the amount of the purchase; and the ownership of such share or shares shall be appropriately evidenced on the books of the Company. Subsequent shares covered by the employee's option will be purchased in the same manner, whenever sufficient funds have again accrued in his account. Upon the purchase of shares of IPG stock under an option, the Company shall deliver, or cause to be delivered, promptly to the employee, a statement reflecting the status of his account.

    Payroll deductions may be made under each offering to the extent authorized by the employee, subject to the maximum limitation imposed for such offering. A separate employee account will be maintained with respect to each offering.

    A participating employee may not purchase a share under any offering beyond 12 months from the effective date thereof. Any balance remaining in an employee's payroll deduction account at the end of a Purchase Period will be carried forward into the employee's payroll deduction account for the following Purchase Period under the Plan or, upon the termination of the Plan, into the employee's payroll deduction account for the first Purchase Period under any successor plan if a successor plan is then in effect. In no event will the balance carried forward be equal to or greater than the purchase price on the last day of the last month of the Purchase Period. Any balance remaining in a payroll deduction account at the termination of the Plan shall be refunded automatically to the employee in accordance with Section 18 unless a successor plan becomes effective immediately following the termination of the Plan.

    9. ISSUANCE OF CERTIFICATES: The Company shall issue certificates to participating employees upon request.

    10. REGISTRATION OF CERTIFICATES: Certificates may be registered only in the name of the employee, or, if he so indicates on his Payroll Deduction Authorization form, in his name jointly with a member of his family, with right of survivorship. An employee who is a resident of a jurisdiction which does not recognize such a joint tenancy may have certificates registered in his name as tenant in common with a member of his family, without right of survivorship.

    11. DEFINITIONS: The phrase "average market price" means the average of the high and low prices of IPG stock on the New York Stock Exchange on a given day or, if no sales of IPG stock were made on that day, the average of the high and low prices of IPG stock on the next preceding day on which sales were made on said Exchange.

    "Compensation" means only basic compensation, including any employer contribution to a profit-sharing or stock bonus plan (including the Interpublic Savings Plan) or to any other employee benefit plan to the extent that such employer contribution represents an amount that would have been paid to the employee in cash, as basic compensation, but for the employee's election pursuant to a qualified cash or deferred arrangement under
Section 401(k) of the Internal Revenue Code (an "elective cash or deferred contribution") or pursuant to a cafeteria plan within the meaning of Section 125 of the Internal Revenue Code (a "salary reduction contribution"), and excluding overtime, bonuses, cost-of-living allowances, deferred compensation awards (apart from any elective cash or deferred contribution), or any other extra payment of any kind (apart from any salary reduction contribution). Solely for purposes of this Plan, "compensation" consisting of an elective cash or deferred contribution or a salary reduction contribution shall be deemed to be received by the employee on the date on which the contribution would have been paid to the employee but for the employee's election.

    "Date of Offering" shall be first working day (as defined below) during the Purchase Period specified for any offering made under this Plan.

    The term "subsidiary" means all subsidiaries of the Corporation, whether presently a subsidiary or hereafter becoming a subsidiary, all within the meaning of Section 424(f) of the Internal Revenue Code and regulations promulgated thereunder.
PAGE

    "Working day" means a day other than a Saturday, Sunday or scheduled IPG holiday.

    12. RIGHTS AS A STOCKHOLDER: None of the rights or privileges of a stockholder of the Corporation shall exist with respect to shares purchased under this Plan unless and until such shares shall have been appropriately evidenced on the books of the Corporation.

    13.  RIGHTS ON RETIREMENT, DEATH OR TERMINATION OF
EMPLOYMENT: In the event of a participating employee's retirement, death, or termination of employment, no payroll deduction shall be taken from any pay due and owing to him at such time and the balance in his account shall be paid to him or, in the event of his death, to his estate.

    14. RIGHTS NOT TRANSFERABLE: Rights under this Plan are not transferable by a participating employee other than by will or laws of descent and distribution, and are exercisable during his lifetime only by him.

    15. APPLICATION OF FUNDS: All funds received or held by the Corporation under this Plan may be used for any corporate purpose.

    16. ADJUSTMENT IN CASE OF CHANGES AFFECTING IPG STOCK: In the event of a subdivision of the outstanding shares, or the payment of a stock dividend, the number of shares reserved under this Plan, including shares covered by outstanding grants to participating employees, shall be increased proportionately, and the purchase price for each participant at such time reduced proportionately, and such other adjustment shall be made as may be deemed equitable by the Board of Directors. In the event of any other change affecting IPG stock, such adjustment shall be made as may be deemed equitable by the Board of Directors to give proper effect to such event.

    17. AMENDMENT OF THE PLAN: The Board of Directors may at any time, or from time to time, amend this Plan in any respect, except that, without the approval of a majority of the shares of stock of the Corporation then issued and outstanding and entitled to vote, no amendment shall be made (i) increasing or decreasing the number of shares reserved under this Plan (other than as provided in Section 16) or (ii) decreasing the purchase price per share (other than as provided in Section 16).

    18. TERMINATION OF THE PLAN: This Plan and all rights of employees under any offering hereunder shall terminate:

       (a) on the day that participating employees become entitled to purchase a number of shares equal to or greater than the number of shares remaining available for purchase.

    If the number of shares so purchasable is greater than the shares remaining available, the available shares shall be allocated by the Committee among such participating employees in such manner (consistent with the requirements of Section 423(b)(4) and (5) of the Internal Revenue Code and the regulations thereunder) as it deems fair; or

       (b) at any time, at the discretion of the Board of Directors.

No offering hereunder shall be made, the Purchase Period under which shall extend beyond June 30, 2005. Upon termination of this Plan, all amounts in the accounts of participating employees shall be promptly refunded unless those amounts are carried forward, in accordance with the final paragraph of Section 8, into accounts established under a successor plan.

    19. GOVERNMENTAL REGULATIONS: The Corporation's obligation to sell and deliver IPG stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.

                                                    APPENDIX B

         THE INTERPUBLIC GROUP OF COMPANIES, INC.

          Management Incentive Compensation Plan



1.  PURPOSE.

    The purpose of the Management Incentive Compensation Plan is to promote the success of The Interpublic Group of Companies, Inc. (the "CORPORATION"), by providing incentive compensation, in addition to salaries, to officers and key employees in executive, managerial, and other important positions, who can have a substantial impact on the Corporation's success.

    The Plan is designed to promote the success of the Corporation by improving the ability of the Corporation and its subsidiaries operating in the United States to attract and retain key employees and by orienting the efforts of key employees toward improvements in corporate profitability.

2.  ADMINISTRATION.

    The Plan will be administered by a committee (the "COMMITTEE") which shall be the Compensation Committee of the Board of Directors or such other of its committees as the Board of Directors shall designate. The Committee will have full responsibility for administering and interpreting the provisions of the Plan in all areas except those specifically identified hereafter as reserved by the Board of Directors. Action relating specifically to one or more members of the Board of Directors shall require the approval of at least a majority of those members of the Committee who are not eligible to receive awards under the Plan.

3.  INCENTIVE FUND DETERMINATION.

    Incentive compensation awards may be made in the sole discretion of the Committee except, however, that the fund available for such awards with respect to any one year may not exceed 5% of the amount by which the consolidated income (excluding extraordinary gains and income taxes applicable thereto) before income taxes of the Corporation and its subsidiaries on a worldwide basis, adjusted for all extraordinary losses after income tax effects, and before provision for such incentive compensation, exceeds 15% of the average equity capital of the Corporation in the calendar year immediately preceding the year with respect to which the awards are made (the "PRECEDING YEAR").

PAGE

    Average equity capital shall be determined by averaging equity capital as at the first business day of the Preceding
Year, the last day of June and the last day of December of the Preceding year (assuming conversion of all outstanding convertible debentures).

    No award will be made unless the award is approved by the Committee in its sole discretion.

4.  ELIGIBILITY.

    Officers and key employees of the Corporation and its subsidiaries operating in the United States, including directors who are also employees, in executive, managerial and other important positions, may be selected to be eligible to receive incentive awards under the Plan. Eligibility will be determined by the Committee after receiving and giving consideration to recommendations from the chief executive officer of the Corporation. Eligibility will be determined as soon as possible and preferably prior to the start of each calendar year by the Committee. No person shall be eligible to receive an incentive award with respect to any year unless he was in the employ of the Corporation or one of its affiliates on the first business day of the year with respect to which the award is made.

5.  ALLOCATION OF INCENTIVE AMOUNTS.

    In allocating the total funds, one or more of the following factors will be considered:

    (a) Achievement of the annual worldwide Business Plan adopted by the Corporation.

    (b)     Contribution to Client's Business

       (1)  Improvement in the quality of work produced.
       (2)  Improvement in efficiency.

    (c)     Financial Factors

       (1)  Operating margin.
       (2)  Level of or growth in revenue.
       (3)  Level of or growth in operating profit.

    (d)     Individual Performance

6.  MAXIMUM INDIVIDUAL INCENTIVE AWARDS.

    The maximum individual award permitted under the Plan, with respect to any year, is $1,500,000.

PAGE

7.  FORM AND TIMING OF INCENTIVE AWARDS.

    The Committee will be responsible for determining the form and timing of incentive awards under the Plan. In its discretion, the Committee may make any award wholly in cash, wholly in shares of Common Stock of the Corporation, or partly in cash and partly in shares of Common Stock of the Corporation. As determined by the Board of Directors from time to time, at or prior to the time of an award, shares of Common Stock to be awarded under the provisions of the Plan may be issued by the Corporation from its authorized but unissued shares of such stock or may be delivered from shares of stock held in the treasury. For purposes of Section 3 of the Plan, any shares so awarded shall be valued by using the average closing price of shares of Common Stock of the Corporation on the New York Stock Exchange on the last ten trading days of the calendar month preceding the month in which such shares are awarded.

    Individual management incentive compensation awards will be paid on a current basis except that, in any instance, the Committee may direct that up to 75% of an individual's award be paid on a deferred basis subject to such terms and conditions as the Committee may prescribe. Awards will normally be made as soon as possible after the end of each calendar year.

8.  SHARES ISSUABLE UNDER THE PLAN.

    The number of shares of Common Stock authorized for distribution under the Plan is 600,000. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Corporation, the Committee is empowered to make such adjustment, if any, as it may deem appropriate in the number and kind of shares authorized for distribution.

9.  TERMINATION AND AMENDMENT.

    The Board of Directors shall have the power to suspend or terminate the Plan at any time, or to amend the Plan from time to time as may be appropriate and in the best interests of the Corporation, but shall not without the approval of Stockholders amend the Plan so as to (i) materially increase the benefits accruing to participants, (ii) materially increase the number of securities which may be issued under the Plan or (iii) materially modify the requirements as to eligibility for participation in the Plan.

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                                                   APPENDIX

                     FORM OF PROXY

          THE INTERPUBLIC GROUP OF COMPANIES, INC.

    PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

   THE COMPANY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 16, 1995



The undersigned hereby constitutes and appoints Eugene P. Beard, Philip H. Geier, Jr. and Christopher Rudge, and each of them, his true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of THE INTERPUBLIC GROUP OF COMPANIES, INC. to be held in The Equitable Center, 787 Seventh Avenue, New York, New York, on Tuesday, May 16, 1995 at 11:00 A.M. Eastern Time, and at any adjournments, thereof, on all matters to come before the meeting.


       Election of Directors.  Nominees:

    Eugene P. Beard, Frank J. Borelli, Lynne V. Cheney,
    Philip H. Geier, Jr., Frank B. Lowe, Leif H. Olsen,
    J. Phillip Samper, Joseph J. Sisco



You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Holders cannot vote your shares unless you sign and return this card.

       PLEASE MARK YOUR
       VOTES AS IN THIS       X
       EXAMPLE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF EACH OF THE DIRECTOR NOMINEES, FOR PROPOSALS 2, 3, 4 AND 5 AND IN THE DISCRETION OF THE PROXY HOLDERS ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

The Board of Directors recommends a vote FOR proposals 2, 3, 4 and 5.

                             FOR       WITHHELD
1.   Election
      of Directors.
      (see reverse)

     For, except vote withheld from the following nominee(s):

                             FOR       AGAINST   ABSTAIN
2.   Approval of increase in
     Common Stock to 150
     million shares

                             FOR       AGAINST   ABSTAIN
3.   Approval of Employee Stock
     Purchase Plan (1995).

                             FOR       AGAINST   ABSTAIN
4.   Approval of Amendments to
     Management Incentive
     Compensation Plan.

                             FOR       AGAINST   ABSTAIN
5.   Confirmation of independent
     accountants.



Signature(s)___________________________
Date________________________

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Note: Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.